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                                                                      EXHIBIT 11

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
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                                                           FIRST QUARTER
                                                      FISCAL            FISCAL
                                                       1997              1996
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
NET INCOME PER COMMON SHARE - PRIMARY:

INCOME:
Net Income                                          $  428,000        $  204,000
Less:  Dividends on Preferred Stock                     90,000            90,000
                                                    ----------        ----------

  Profit Applicable to Common Stock                 $  338,000        $  114,000
                                                    ==========        ==========

SHARES:
Weighted Average Number of Common
  Shares Outstanding                                 6,563,311         6,452,904

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options                          3,660           180,909
                                                    ----------        ----------

  Weighted Average Number of Shares
    and Common Stock Equivalents                     6,566,971         6,633,813
                                                    ==========        ==========


NET INCOME PER COMMON SHARE - PRIMARY               $     0.05        $     0.02
                                                    ==========        ==========

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NET INCOME PER COMMON SHARE - FULLY DILUTED:

INCOME:
Net Income                                           $  428,000       $  204,000
                                                     ==========       ==========

SHARES:
Weighted Average Number of Shares
  and Common Stock Equivalents                        6,568,480        6,633,813

Number of Shares of Common Stock
  Issued Upon Conversion of
  Preferred Stock                                     1,598,907        1,599,467
                                                     ----------       ----------

Weighted Average Number of Shares
  and Common Stock Equivalents
  Assuming Conversion of Preferred Stock              8,167,387        8,233,280
                                                     ==========       ==========

NET INCOME PER COMMON
  SHARE - FULLY DILUTED                              $     0.05       $     0.02
                                                     ==========       ==========
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